REPOSITORY USER AGREEMENT ("User Agreement")

     , in its role/capacity set out below for and on behalf of each of the entities listed on Annex I hereto (each severally and not jointly, a "User") wishes to participate in one or more services or systems to be operated by DTCC Data Repository (U.S.) LLC, a New York limited liability company (the "Repository").  It is understood and agreed that this document shall constitute a separate agreement between the Repository, on the one hand, and each entity/fund that is listed in Annex I hereto, as amended from time to time, on the other hand, as if each such entity/fund has executed a separate document naming only itself as the User, and that no entity/fund that is listed in Annex I, as amended from time to time, shall have any liability under this document for the obligations of any other entity/fund that is listed in Annex I, as amended from time to time, solely by reason of being listed in Annex I, as amended from time to time. Annex I shall be amended by the submission, by e-mail or other electronic means which the Repository may adopt from time to time, of a revised Annex I which shall supplement the preexisting document as an annex to this Agreement.  The Repository is entitled to regard the instructions received in this manner as a valid instruction and consent from the User and will not be responsible for confirming or verifying the validity or accuracy of the instruction received.  The submitting User represents and warrants that it has valid authority or consent to submit such instruction. Unless otherwise instructed in writing, the Repository will treat each entity/fund listed in Annex I hereto as part of the same Family for purposes of the Operating Procedures.
By signing this User Agreement, effective as of the later of the date entered below or the date the Repository is designated as a trade repository (or its equivalent under local law) by the competent regulator within the jurisdiction in which the Repository is incorporated (the "Effective Date") each of User and the Repository agrees to be bound by the Rulebook of the Repository, the Operating Procedures and the Applicable Publications (as defined in the Operating Procedures (e.g., message formats and messaging processes, procedures for use of the Web Front End, publications of security arrangements, publications of further specifications for Services, Important Notices)) issued thereunder, as each may be amended, supplemented or modified from time to time (the "Operating Procedures") with respect to the services or systems provided or operated by the Repository.
The User will pay to the Repository such fees and charges for the services provided as shall be specified from time to time in the DDR Fee Schedule posted on the Repository's website.
The User hereby acknowledges receipt of the most current version, as of the Effective Date, of the Fee Schedule, Operating Procedures, Rulebook and DDR Disclosure Document.
Completion of the "DDR Canada - Local Counterparty" tab in Annex I to the User Agreement will enable a User to submit swap transactions in satisfaction of various requirements under Canadian law as noted therein.
This User Agreement and the Operating Procedures, to the extent that they govern or relate to the relationship between the undersigned and the Repository, will be governed by the law of the State of New York, without regard to the conflicts of law provisions thereof.
Each entity/fund, severally and not jointly, that is listed in Annex I (each such entity/fund individually, the "User").
By:
[Print the name of the company signing on behalf of the entity/fund (i.e., the name of Investment Company)]
as
[Insert authorized role/capacity of the company above (i.e., Investment or Asset Manager)]

with an address at

[Insert address, including Country]
By:
[Signature]
Name:
Title:
DTCC Data Repository (U.S.) LLC
By:
      [Signature]
Name:

Title:

Effective Date: ___________